Putnam RetirementReady 2015 Fund
7/31/06 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	1,341
Class B   	4
Class C 	3

72DD2 (000s omitted)
Class M	3
Class R	1
Class Y	1,424

73A1
Class A	1.602
Class B	1.398
Class C	1.392

73A2
Class M	1.390
Class R	1.686
Class Y	1.750

74U1 (000s omitted)
Class A	1,005
Class B	6
Class C	4

74U2 (000s omitted)
Class M	2
Class R	*
Class Y	963

* Represents less than 1(000s omitted)

74V1
Class A	65.72
Class B	64.39
Class C	64.37

74V2
Class M	64.67
Class R	64.74
Class Y	65.95